UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 27, 2007
Skyworks Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-5560	04-2302115

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Sylvan Road, Woburn, Massachusetts	01801

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 376-3000
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
     On February 27, 2007, Skyworks Solutions, Inc. (the “Registrant”) entered into a definitive agreement to sell $100 million aggregate principal amount of 1.25% convertible subordinated notes due 2010 (the “2010 Notes”) and $100 million aggregate principal amount of 1.50% convertible subordinated notes due 2012 (the “2012 Notes” and together with the 2010 Notes, the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Act”). The Notes will be convertible prior to maturity into shares of common stock, $0.25 par value per share, of the Registrant (the “Common Stock”) at an initial conversion price of $9.5175 per share, which represents an initial conversion rate of 105.0696 shares of Common Stock per $1,000 principal amount of Notes (subject to adjustment). The closing of the offering is expected to occur on March 2, 2007.
     The Notes and the shares of Common Stock issuable upon conversion of the Notes will not be registered under the Act and may not be offered or sold absent registration or an applicable exemption from registration requirements.
     The Registrant expects to agree, pursuant to a registration rights agreement, to file a shelf registration statement with the Securities and Exchange Commission with respect to resales of the Notes and any shares of Common Stock issuable upon conversion of the Notes.
Item 8.01. Other Events.
     A copy of the press release relating to the pricing of the Notes offering is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits

99.1	Press Release dated February 27, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2007	SKYWORKS SOLUTIONS, INC.
	By:	/s/ Allan M. Kline
		Name:	Allan M. Kline
		Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated February 27, 2007.